UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2013

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32162	80-0067704
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The registrant announced today that its estimated net asset value per share (“NAV”) as of December 31, 2012 has been determined to be $8.70, compared to $9.10 as of December 31, 2011. The NAV was calculated by the registrant’s external advisor relying in part on appraisals of the fair market value of the registrant’s real estate and estimates of the fair market value of the registrant’s mortgage debt, provided by Robert A. Stanger & Co., Inc. The registrant then adjusts this amount based on certain factors, principally estimated disposition costs (including estimates of expenses, commissions and fees payable to its advisor) and the registrant’s net other assets and liabilities as of the same date. The estimate produced by this calculation is then rounded to the nearest $0.10.

Declines in the real estate value from approximately $3.73 billion at December 31, 2011 to approximately $3.61 billion at December 31, 2012 were somewhat offset by improvements in the fair value of the registrant’s mortgage debt from approximately $1.74 billion to approximately $1.70 billion and a reduction in the outstanding balance of its credit facility.  The decline in the real estate value was primarily driven by circumstances related to specific assets, including notification by several tenants that they intend to vacate their properties at the end of their respective lease terms (beginning in 2015); asset sales, including at prices that were below the appraised values of the properties as of December 31, 2011; and tenant credit issues.

The real property appraisals were based on the income method of valuation by applying a discounted cash flow analysis to: (1) the estimated net operating income for each property in the portfolio during the remaining anticipated lease term unencumbered by mortgage debt; and (2) the estimated residual value of each property from a hypothetical sale of the property upon the assumed expiration of the lease. The hypothetical sale amount was derived by capitalizing the estimated stabilized net operating income of each property for the year following the lease expiration at a selected capitalization rate. The discounted cash flow analysis also included re-tenanting costs at the end of the assumed least term, as appropriate, including downtime costs, tenant improvement allowances, rental concessions and leasing commissions.  In the case where a tenant had a purchase option deemed to be materially favorable to the tenant, or the tenant had long-term renewal options at rental rates below estimated market rental rates, the appraisal assumed the exercise of such purchase option or long-term renewal options in its determination of residual value.  Where a property was deemed to have excess land, or was projected to have reached the end of its useful life at the time of lease expiration, the discounted cash flow analysis included the estimated excess land/land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the assumed year of lease expiration.  For those properties in the registrant’s portfolio that were currently under contract for sale, the appraised value of the portfolio reflects the then-current contractual sale price of such properties.

The discount rates and residual capitalization rates used to value the properties were selected based on several factors, including the creditworthiness of the lessees, industry surveys, interviews with real estate brokers and other industry professionals, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. The discount rates applied to the estimated net operating income of each property ranged from approximately 3.5% to 15.25% with a weighted average of approximately 10.0%. The discount rates applied to the estimated residual value of each property ranged from approximately 6.0% to 13.25% with a weighted average of approximately 10.0%. The residual capitalization rates applied to the properties ranged from approximately 7.0% to 12.5%. The resulting imputed capitalization rate based on the estimated net operating income of the registrant for the year ending December 31, 2013 was 8.8%.

The resulting appraised real estate values of the registrant’s portfolio were then adjusted for a number of items, the largest of which was the estimated fair market value of the property level non-recourse mortgage debt. The fair market value of such property level debt was determined based upon available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates applied to the future property level debt payments for the registrant ranged from approximately 2.0% to 8.6%.

Starting March 2013, the updated NAV of $8.70 will be used for purposes of effectuating permitted redemptions of the registrant’s common stock and issuing shares pursuant to its distribution reinvestment plan.

The determination of NAV involves a number of assumptions and judgments, including disposition costs. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $8.70 per share if the registrant were to liquidate or engage in another type of liquidity event today.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 16 - Global Incorporated

Date: March 8, 2013	By:	/s/ Susan C. Hyde
Susan C. Hyde
Corporate Secretary